Exhibit 99.2

Red Cat Holdings, Inc.
Statements of Operations
Nine months ended January 31, 2020
(Unaudited)

	Red Cat	Rotor Riot	Adjustments	Pro-Forma
Revenues	$34,538	$1,476,417		$1,510,955

Cost of Revenues	$16,234	$1,162,948		$1,179,182

Gross Margin	$18,304	$313,469		$331,773

Expenses
Sales and marketing	$400,884	$62,736		$463,620
General and administrative	$593,662	$375,774		$969,436
Total expenses	$994,546	$438,510		$1,433,056

Net income (loss) before income taxes	$(976,242)	$(125,041)		$(1,101,283)

Provision for income taxes	$—	$—		$—

Net Loss	$(976,242)	$(125,041)		$(1,101,283)

See accompanying notes.

Red Cat Holdings, Inc.
Statements of Operations
Year ended April 30, 2019
(Unaudited)

	Red Cat		Rotor Riot	Adjustments	Pro-Forma
Revenues	$—		$570,495		$570,495

Cost of Revenues	$—		$225,342		$225,342

Gross Margin	$—		$345,153		$345,153

Expenses
Research and development	$307,772	$			$307,772
General and administrative	$443,560		$277,243		$720,803
Total expenses	$751,332		$277,243	—	$1,028,575

Net income (loss) before income taxes	$(751,332)		$67,910		$(683,422)

Provision for income taxes	$—		$—		$—

Net Loss	$(751,332)		$67,910		$(683,422)

See accompanying notes.

Red Cat Holdings, Inc.

Notes to the Unaudited Pro Forma Combined Statements of Operations

On December 31, 2019, Red Cat Holdings, Inc. (the “Company” or “Red Cat”) and Rotor Riot, LLC entered into an agreement of merger (the “Merger”). On January 23, 2020, the Merger was consummated under which Rotor Riot became a wholly owned subsidiary of the Company.

I.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined statements of operations of Red Cat and Rotor Riot have been derived from the historical accounting records of each entity. The historical financial information has been evaluated to determine whether there should be any pro-forma adjustments recorded to reflect events that are directly attributable to the Merger, factually supportable, and expected to have a continuing effect on the Company’s results of operations. The pro forma statements of operations present the Merger as if it had been consummated as of May 1, 2018, as required under Article 11 of Regulation S-X.

The unaudited pro forma combined financial information is for illustrative purposes only. The combined company may have reported different operating results if they had actually been combined for the periods presented. These pro forma condensed combined financial statements should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined companies may realize after the merger. The unaudited pro forma combined statements of operations should be read in conjunction with the accompanying historical financial statements of Rotor Riot included elsewhere in this report.

II.	Accounting Periods Presented

The unaudited pro forma combined statements of operations are being reported based on the April 30 fiscal year end of Red Cat, and include the statement of operations for the fiscal year ended April 30, 2019 and the statement of operations for the nine months ended January 31, 2020. The statements of operations being reported for Rotor Riot are based on these reporting periods. The unaudited pro forma combined statements of operations are presented as if the merger had taken place on May 1, 2018.